EXHIBIT 99.1


                           ILM II SENIOR LIVING, INC.

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     FOR IMMEDIATE RELEASE:

     TYSONS CORNER, VA.--November 11, 2002--ILM II Senior Living, Inc. announced today that in connection with its previously reported BRE/Independent Living, LLC litigation, on May 28, 2002, ILM II paid $750,000 to BRE in full settlement of BRE's claims brought against ILM II, and that in September 2002, ILM II received a $150,000 insurance recovery on that claim, resulting in a total aggregate insurance recovery of $350,000 on the claim. ILM II indicated that it does not anticipate any further insurance recovery related to such claim.

     ILM II announced that as previously reported, ILM II became subject to a built-in gain tax liability of approximately $2,931,000 upon the sale of its Senior Housing Facilities and that on August 5, 2002, ILM II paid $1,423,000 of the built-in gain tax. ILM II added that in September 2002, ILM II paid the then remaining balance in full.

     Further ILM II stated that as previously reported, ILM II is managing an arbitration claim ILM II has against another party relating to the termination of the merger transaction with Capital Senior Living Corporation in February 2001 and that upon enforcement and collection of an arbitration award, if any, and subsequent to ILM II's payment of the costs associated with its liquidation and dissolution of ILM II, and the costs associated with the pursuit of the arbitration claim, ILM II intends to make a final liquidating distribution to its shareholders, equal to its then remaining assets. While there can be no assurances, ILM II anticipates that an arbitration decision will be rendered by the end of November 2002.

     ILM II added that as of September 30, 2002, its total assets approximated $6.1 million and its total liabilities approximated $2.9 million, and that it was anticipated that it would, in addition to its existing liabilities, incur as additional expense between $700,000 and $1.4 million with respect to its future operations and ultimate winding up.

     If you have any questions regarding this press release, please call ILM II, toll free at 1-888-257-3550.

     This press release contains "forward-looking statements" based on ILM II's current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties which could cause actual results and events to differ materially from those anticipated. These results and events include, without limitation, the amount and timing of future distributions, if any, the costs and expenses associated with the liquidation and distribution of ILM II's assets, the timing of an arbitration recovery, if any, etc. Further, there can be no assurance or certainty that there will be any further distributions paid to ILM II's shareholders. ILM II undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.